Exhibit 4(a).3

CDC BUSINESS SOLUTIONS CORPORATION

as Purchaser

DB PROFESSIONALS, INC.

as Company

SHANKAR VISWANATHAN

AND

PRABHA ANANTHANARAYANA

as Sellers

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT dated as of June 1, 2006, is made by and among CDC Business Solutions Corporation, a company organized and existing under the laws of the state of Delaware (the “Purchaser”); DB Professionals, Inc., a company organized and existing under the laws of Oregon (the “Company”); and Mr. Shankar Viswanathan having an address of 3725 N.W. Banff Drive, Portland, OR 97229 and Ms. Prabha Ananthanarayana having an address of 3725 N.W. Banff Drive, Portland, OR 97229 (collectively, the “Sellers”), all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, just prior to the Closing (defined herein), the Sellers are the only legal and beneficial owners of 100% of the issued and outstanding shares of the Company which they desire to sell to the Purchaser (the “Equity Interest”) and Purchaser wishes to purchase the Equity Interest from the Sellers.

WHEREAS concurrently with the closing of this Agreement, the Purchaser and the Sellers will receive Employment Agreements (defined herein) duly executed by the Key Employees (as defined below) and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

Section 1. Definitions and Principles of Construction

1.01 Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“$” shall mean, when used by itself, the United States dollar, the legal currency of the United States.

“2007 Financial Statements” shall mean the audited financial statements of the Company for the fiscal year ending December 31, 2007 prepared in accordance with GAAP.

“Actual EBITDA” shall mean, for the fiscal year ending December 31, 2007, the actual audited earnings before interest, taxes, depreciation and amortization of the Company for that year as determined by the Purchaser’s auditor. The earnings of the Company shall be calculated by aggregating all revenues for the Company during such year and deducting the payroll costs associated therewith and the other costs described in Attachment B hereto during such year. An external audit shall not be required if an internal audit is found acceptable, and agreed upon and signed-off by Mr. Shankar Viswanathan.

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Stock Purchase Agreement, the exhibits and schedules hereto and the certificates delivered in accordance herewith, as the same may be amended, supplemented or modified from time to time.

“Assets” shall mean all of the assets of the Company including but not limited to the Intellectual Property, the Material Contracts, the Equipment Leases, and the Property Leases.

“Bad Debt Expense” shall mean accounts receivable of the Company accrued during 2007 which shall not have been collected by March 31, 2008.

“Benefit Arrangement” shall mean any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self – insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan; and (ii) covers any employee or former employee of the Company employed in the United States.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean a day other than Saturday, Sunday or any day which is a legal holiday under Oregon, New York or federal law or any other day on which banks located in the States of Oregon or New York are obligated by law to close.

“Claim Notice” shall mean written notification pursuant to Section 10.02(a) enclosing a copy of all papers served, if any, and specifying the nature of and basis for such claim together with the amount or, if not then reasonably ascertainable, the estimated amount of such claim.

“Closing” shall have the meaning given to such term in Section 2.03.

“Closing Date” shall mean the date of the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, no par value, of the Company.

“Company” means DB Professionals, Inc., a company organized and existing under the laws of Oregon.

“Constitution” shall mean the certificate or articles of incorporation and by-laws, or similar charter documents, as may be amended from time to time.

“Disclosure Schedule” shall mean the disclosure schedule attached as Exhibit A containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Sellers pursuant to this Agreement.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization (all revenues minus all expenses except interest, taxes, depreciation and amortization) of the Company based upon the financial statements of the Company prepared in accordance with GAAP.

“Effective Date” shall mean the date of this Agreement.

“Employee Litigation” shall have the meaning given in Section 3.12(h).

“Employment Agreements” shall mean the employment agreements in forms satisfactory to the Purchaser and substantially similar to that attached as Attachment A dated the Closing Date and duly signed by each of the Key Employees.

“Employee Plan” mean any “employment benefit plan” as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by any Seller or the Company and (iii) covers any employee or former employee of the Company.

“Environmental Laws” means any federal, state, or local law (including, without limitation, common law), and any applicable judicial decision, regulation, rule, judgment, order, decree, injunction, permit, governmental restriction or requirement, or agreement with any governmental authority, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Interest” shall mean the Common Stock representing 100% of the total issued and outstanding shares in the Company which are currently owned by the Sellers and which shall be purchased by the Purchaser in accordance with the terms of this Agreement, as of the Closing.

“Equipment Leases” shall mean leases of, and agreements to hire, equipment (including motor vehicles) to the Company including, without limitation, those listed in Section 3.14(c) of the Disclosure Schedule.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“GAAP” shall mean the generally accepted accounting principles in the United States.

“Governmental Licenses” shall have the meaning given to such term in Section 3.17.

“Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any state of the United States or any applicable foreign country or any domestic or foreign state, county, city or other political subdivision.

“Inception Date” shall mean August 2, 1996, the date of incorporation of the Company.

“Indemnified Party” shall have the meaning given in Section 10.01.

“Indemnifying Party” shall have the meaning given in Section 10.01.

“Indemnified Period” shall mean the period between Closing and the due date for the payment of the Third Cash Installment.

“Insolvency Proceeding” means proceedings by or against a Person under the United States Bankruptcy Code or other insolvency law, or the bankruptcy or insolvency law of any jurisdiction of the United States which proceedings may include assignments for the benefit of creditors or proceedings seeking reorganization, arrangement or other similar relief.

“Installment” shall mean each of the First Cash Installment, the Second Cash Installment, the Third Cash Installment, the First Supplemental Cash Installment, the Second Supplemental Cash Installment and the Bad Debt Expense Payment.

“Installment Date” shall mean the due date of any of the First Cash Installment, the Second Cash Installment, the Third Cash Installment, the First Supplemental Cash Installment, the Second Supplemental Cash Installment and the Bad Debt Expense Payment.

“Intellectual Property” shall mean: (a) all copyrightable works, copyrights, design rights including all improvements, revisions, amendments, modifications or alterations and all applications, registrations, and renewals in connection therewith; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions discoveries and patents (whether patentable or unpatentable and whether or not reduced to practice), all improvements, revisions, amendments, modifications or alterations thereto; (d) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including data and related documentation) or source or object code, including all improvements, revisions, amendments, modifications or alternations; and (f) all other proprietary, intellectual and industrial rights in whatever form or medium, including moral rights;.

“June 30, 2006, Balance Sheet” shall mean the unaudited draft consolidated balance sheet of the Company prepared in accordance with GAAP as of June 30, 2006, which balance sheet shall be the Company’s and the Sellers’ good faith estimate based upon actual figures for the first half of the month of June, 2006, and estimated figures for the last half of the month of June, 2006; provided, however, that the parties agree that the following adjustments shall be reflected in the June 30, 2006, Balance Sheet:

(a)	the retention bonus of $50,000 which is payable to Mr. Gary Briney on July 15, 2006 pursuant to the terms of his Retention Agreement with the Company;

(b)	the costs to be paid by the Company associated with the office staff trip to Disneyland scheduled for late June/early July 2006 which costs shall not exceed $5,000;

(c)	the payment of the early termination fee and other penalties associated with the termination of the Volvo Motor Vehicle Lease described in Section 5.15 hereof

“Key Employees” shall mean each of Mr. Shankar Viswanathan and Mr. Gary Briney.

“Law” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any jurisdiction of the United States or any other applicable foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liability” as used either singularly or in the plural shall mean any liability, debt or obligation of the Company, including any drawdowns under any loans made to the Company.

“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third party and licensed or sublicensed to the Company.

“Lien” shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such share, property or asset.

“Loss” shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, reasonable court costs, reasonable fees of attorneys, reasonable fees of accountants and other experts or other reasonable expenses of litigation, reasonable witnesses costs/expenses).

“Material Adverse Effect” shall mean a material adverse effect upon (financial or otherwise) the business, assets or results of operations or prospects of the Company of more than $100,000.

“Material Contracts” shall have the meaning given in Section 3.16(e).

“Order” shall mean any writ, judgement, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Owned Intellectual Property” shall mean all Intellectual Property owned by the Company.

“Person” shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, or similar entity, and any government, governmental department or agency or political subdivision thereof.

“Proceeding” shall have the meaning give in Section 3.10.

“Property Leases” shall mean all property leases executed by the Company that are effective as at the Closing including, without limitation, (a) the office lease dated as of August 2, 2001 between 620 Associates, LLC and the Company (as amended from time to time) for the space at 620 S.W. Fifth Ave., Suite 610, Portland, Oregon 97204 and (b) the office lease dated as of January 16, 2006 between 620 Associates, LLC and the Company (as amended from time to time) for the space at 620 S.W. Fifth Ave., Suite 708, Portland, Oregon 97204.

“Reasonable Commercial Rate” shall mean the prime rate as published in the money rate section of the Wall Street Journal closest to the date of determination of such rate.

“Records” means all existing originals and copies, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Company and including, without limitation: (a) all relevant by-laws and certificates of incorporation, minute books, statutory books and registers, books of account and copies of taxation returns; (b) sales literature, market research reports, brochures and other promotional material; (c) all sales and purchasing records; and (d) lists of all regular suppliers and customers; but excluding any brokerage or similar agreements entered into by the Company and/or the Sellers with respect to the sale of any interest in the Company and any documents pertaining to any previous efforts to negotiate any such sale or similar transaction which have not been consummated.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar U.S. federal statute and the rules and regulations of the SEC thereunder.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Sellers” shall have the meaning given in the Recitals hereto and “Seller” shall mean any of the Sellers.

“Subsidiaries” when used in plural or “Subsidiary” when used singly shall mean, in relation to the Company, a corporate entity whose voting shares are owned more than 10% by the Company.

“Total Consideration” shall have the meaning given to such term in Section 2.02(a).

“Transaction Documents” shall mean this Agreement (and all relevant share transfers, share certificates, board and shareholder resolutions and any other ancillary documents required for the consummation of this Agreement) and the Employment Agreements.

“Transfer” shall mean the making of any sale, exchange, assignment or gift, the granting of any security interest, pledge or other encumbrance in, or the creation of, any voting trust or other agreement or arrangement with respect to the transfer of voting rights in the Equity Interest, or the creation of any other claim thereof or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title or interest or possession in or of the Equity Interest.

“U.S.” or “US” shall mean the United States of America.

“Warranties” shall have the meaning given in Section 9 and “Warranty” shall have a corresponding meaning.

1.02 Principles of Construction.

(a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(c) The singular terms include the plural and the plural terms include the singular.

(d) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 2. Sale and Purchase of the Equity Interest and Consideration.

2.01 Sale and Purchase of the Equity Interest.

(a) Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained in this Agreement as of the Effective Date and on the Closing Date, the Purchaser agrees to purchase the Equity Interest from the Sellers and each Seller agrees, jointly and severally, to sell, transfer, convey, assign and deliver the Equity Interest held by such Seller to the Purchaser as of June 1, 2006.

(b) Each of the Sellers hereby waives in favor of the Purchaser any pre-emptive or other rights that each Seller has now or might otherwise have in respect of any of the Equity Interest held by the Sellers prior to Closing. Each Seller agrees that the Equity Interest will be transferred free from any Lien and with all rights, including dividend rights, attached or accruing to them on and after the Closing Date.

2.02 Consideration.

(a) Total Consideration. Subject to the terms and conditions hereof, the total consideration to be paid for the Equity Interest by the Purchaser (“Total Consideration”) shall be an aggregate of:

(i) $11,650,000 ;

(ii) the 2004/Infiniti/QX56 automobile currently owned by the Company; and

(iii) plus or minus any consideration adjustment to be made pursuant to Section 2.02(c) below.

(b) Payment of Consideration. Subject to the terms and conditions hereof (including, but not limited to, Section 2.02(c)), the Total Consideration shall be paid in five installments and a transfer of vehicle title as follows:

(i) a first installment payable in cash on the Closing Date of $7,000,000 (“First Cash Installment”);

(ii) a second installment payable in cash on December 31, 2007 of $1,400,000 (“Second Cash Installment”);

(iii) a third installment payable in cash after the satisfactory completion of the 2007 Financial Statements but no later than April 30, 2008 of $1,400,000 (“Third Cash Installment”);

(iv) a First Supplemental Cash Installment payable in cash on the Closing Date of $1,500,000 (“First Supplemental Cash Installment”); and

(v) a Second Supplemental Cash Installment payable in cash on the date 90 days after the Closing Date (or the next succeeding Business Day if such date is not a Business Day) of $350,000 (“Second Supplemental Cash Installment”); and

(vi) delivery to Sellers of title to the 2004/Infiniti/QX56 automobile referred to above at Closing.

all of which installments and transfer of vehicle title must be paid or made regardless of whether or not either or both of the Key Employees employment by the Company hereafter terminates at any time for any reason.

(c) Consideration Adjustment. The amounts to be paid as the Second Cash Installment and the Third Cash Installment shall be adjusted up or down as follows:

(i) the Second Cash Installment and the Third Cash Installment shall be adjusted down in the amount of any Loss suffered by the Purchaser as a result of:

(x) any indemnified event or circumstance brought by the Purchaser against any Seller or the Company pursuant to the indemnifications granted under Section 10; or

(y) any claim with respect to a liability associated with the Equity Interest arising prior to the Closing Date.

(ii) the Third Cash Installment shall be adjusted up or down if the Actual EBITDA is greater than or less then $2,500,000 on the basis of the following formula:

(Actual EBITDA/$2.5 million) x $1.4 million

Example: In the event that the Actual EBITDA is $2 million, then the Third Cash Installment shall be ($2 million / $2.5 million) X $1.4 million = $1.12 million

Example: In the event that the Actual EBITDA is $3 million, then the Third Cash Installment shall be ($3 million / $2.5 million) X $1.4 million = $1.68 million

(iii) in the event at the time of determination of the Third Cash Installment there are Bad Debt Expenses which are deducted in the determination of Actual EBITDA, and subsequent to determination of the Third Cash Installment such Bad Debt Expenses are subsequently actually collected by the Company, then the Company shall make payment of the amount determined pursuant to the following formula (such amount, if any, the “Bad Debt Expense Payment”):

{[(Actual EBITDA + Bad Debt Expenses Collected) / $2.5 million] x $1.4 million} – Third Cash Installment

Any amounts payable pursuant to this Section 2.02(c)(iii) shall be paid on June 30, 2008, and after such time no amounts shall be payable pursuant to this Section 2.02(c)(iii) with all such Bad Debt Expenses deemed by the parties to be uncollectible for the purposes of this Agreement. The Purchaser and its Affiliates, agents, and employees shall not take any action to defer collection of any Bad Debt Expenses.

Example: In the event that at the time of the determination of the Third Cash Installment, Actual EBITDA is determined to be $2.5 million such that $1.4 million was paid as the Third Cash Installment, and subsequent to the date thereof and prior to June 30, 2008 an additional $250,000 was collected from Bad Debt Expenses, then on June 30, 2008, the Company shall make payment to the Sellers of $140,000, determined pursuant to the following formula:

{[($2.5 million + $250,000) / $2.5 million] x $1.4 million}—$1.4 million

The amount of the Bad Debt Expense Payment (if any) may be reduced by the amount of Losses incurred pursuant to Section 2.02(c)(i) exceeded the amount of the Second Cash Installment or Third Cash Installment.

(d) Apportionment of Consideration/Confirmation of Sellers Details in order to Deliver Consideration. All amounts paid to the Sellers under this Agreement shall be apportioned between the Sellers on a pro-rata basis relative to each Seller’s percentage ownership of Equity Interest prior to Closing and shall only be payable upon receipt of each Seller’s banking details by the Purchaser. At least five Business Days prior to any subsequent Installment Date, each Seller shall send confirmation to the Purchaser of such Seller’s banking details in the form set forth in Exhibit 2.02(d). For the avoidance of doubt, unless the Purchaser receives the Seller’s banking details pursuant to the prior sentence, the Purchaser is not obligated to make payment on such Installment Date until such time as the Purchaser is able to confirm the Seller’s banking details. Once Purchaser has received Seller’s confirmed banking details, any payment due on such Installment Date shall be made promptly after such confirmation.

2.03 Closing. The closing for the purchase and sale of the Equity Interest (the “Closing”) shall be July 7, 2006 (the “Closing Date”) at the offices of Meyer & Wyse LLP, 621 S.W. Morrison Street, Portland, Oregon, 97239, USA, or (if not such date) as soon as possible thereafter, but in no event later than ten (10) Business Days after satisfaction of the conditions set forth in Section 7 and 8, or some other time, date and place as the Parties may agree in writing. At the Closing:

(a) in exchange for the Purchaser’s performance of its obligations under Section 2.03(b) below, Sellers will deliver to Purchaser:

(i) one or more copies of this Agreement executed by Sellers;

(ii) stock certificates evidencing the Equity Interest duly endorsed in blank or with stock powers duly executed together with all duly executed documents and forms required for the stamping of the transfers in respect of the conveyance of the Equity Interest to the Purchaser in accordance with the Company’s Constitution which delivery and conveyance shall convey to Purchaser good and marketable title to the Equity Interest held by such Seller, free and clear of any and all Liens;

(iii) a bank statement regarding the Company’s bank account as of July 7, 2006, from the bank at which the Company keeps its account;

(iv) the opinions, certificates, documents, and further assurances required by this Agreement to be delivered at Closing; and

(v) the June 30, 2006, Balance Sheet.

(b) in exchange for the Sellers’ performance of their obligation under Section 2.03(a), Purchaser will shall deliver to the Sellers:

(i) one or more copies of this Agreement executed by Purchaser;

(ii) Payment of the portions of the Purchase Price required to be paid at Closing as specified in Sections 2.02(b)(i) and (iv) by cashier’s check or wire transfer; and

(iii) the opinions, certificates, documents, and further assurances required by this Agreement to be delivered at Closing.

(c) All acts, deliveries, and confirmations comprising the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations will be effective unless and until the last of the same shall have occurred.

Section 3 Representations and Warranties of the Company and the Sellers.

Each of the Company and the Sellers jointly and severally represent and warrant to, and for the benefit of the Purchaser as of the Effective Date and the Closing Date:

3.01 Authority. (a) The Company has all requisite corporate authority and corporate approval required to enter into, execute and deliver this Agreement and, where applicable, the Transaction Documents and to perform its obligations hereunder and each of the other documents required to be entered into pursuant hereto. The Board, the Sellers (constituting all of the stockholders) have approved the transactions contemplated by this Agreement and each of the Transaction Documents. The affirmative votes of the holders of a majority of all shares of the Company issued and outstanding are the only votes of the holders of the Company’s capital stock necessary to approve this Agreement and the Transaction Documents and the transactions contemplated therein. This Agreement and, where applicable, the Transaction Documents have been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on equitable remedies. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company. No distress, execution or other similar order or process has been levied on any of the property or assets of the Company. No voluntary arrangement has been proposed or reached with any creditors of the Company not in the ordinary course of business. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Company. The Company is able to pay its debts as and when they fall due and the Company is not insolvent (net liabilities greater than net assets).

(b) Each of the Company and Sellers have full legal capacity, power and authority to enter into, execute and deliver this Agreement and, where applicable, the Transaction Documents, and to perform each of their obligations hereunder, thereunder and under each of the other documents required to be entered into pursuant hereto. This Agreement and each applicable Transaction Document have been duly and validly executed and delivered by each Seller who is a party thereto and when executed will constitute a legal, valid and binding obligation of each such Seller enforceable against each such Seller in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on equitable remedies. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the bankruptcy of any Seller. Each Seller is able to pay its debts as and when they fall due.

3.02 Organization and Authorization of the Company. (a) The Company is a corporation duly organized, validly existing, and in good standing under laws of its jurisdiction of incorporation and has all corporate powers and has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, use and lease its assets and properties. Immediately prior to Closing, the Company is duly qualified to do business as a chapter “S” corporation and is incorporated in Oregon and is an active corporation on the records of the Corporation Division of the Office of Oregon’s Secretary of State and is registered in the state of Washington as a foreign corporation.

(b) During twelve (12) months preceding the Closing Date, the Company has not conducted business in any states other than Oregon, Washington, California, Maryland, Florida, and Illinois, is currently conducting business only in Oregon, Washington, and California, and is duly qualified, licensed or admitted to do business in Oregon, Washington, Illinois, and Florida. The Company has full corporate power to own its properties, assets and business and to carry on its business operations and has done everything necessary to do business lawfully in the aforementioned jurisdictions in which it has been admitted to do business.

(c) The name of each director and officer of the Company on the Effective Date and the Closing Date, and the position with the Company held by each, are listed in Section 3.02(c) of the Disclosure Schedule.

(d) Prior to the execution of this Agreement, the Sellers and the Company have made available to the Purchaser true and complete copies of the Constitution and Records of the Company as in effect on the date hereof. The Records were made available to Purchaser as they have been kept by the Company in the ordinary course of its business and in their original form. The books of account and the corporate minute book of the Company are complete, true and accurate in all material respects. The Records (i) as a whole give a true and fair view of the transactions, contractual positions, and financial condition of the Company and of its assets and liabilities in all material respects; and (ii) are in the possession of the Company in their original form.

(f) The Company has filed and/or registered all company filings and other Records as and where required to be filed and/or registered except that it has not registered as a foreign corporation in any state other than as specified above.

3.03 Capitalization & Ownership. (a) As at the Closing Date, the issued capital stock of the Company consists of 1,000 shares, of which 350 have been issued to Mr. Shankar Viswanathan and 650 have been issued to Ms. Prabha Ananthanarayana. All of the issued shares have been duly authorized and validly issued to the Sellers and are fully paid and non-assessable, have been issued in compliance with all applicable Law, including securities Laws, and were not issued in violation of or subject to any preemptive rights which have not been waived, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of the Company.

Aside from the Equity Interest, there are no authorized, issued or outstanding shares of the Company. The Equity Interest comprise the whole of the issued ordinary share capital of the Company. The Sellers are the registered holders and beneficial owners of the Equity Interest. Upon the consummation of the Closing, 1,000 shares will be issued and outstanding to the Purchaser.

(b) The Equity Interest is not, and shall not be, encumbered by any Lien or other interests of any other third party whatsoever. The Sellers collectively are the recorded and beneficial owners of all of the Equity Interest, free and clear of any Lien and any other limitation or restriction (including without limitation, any restriction on the right to vote, sell or otherwise dispose of the Equity Interest), and will transfer and deliver to the Purchaser at the Closing valid title to the Equity Interest free and clear of any Lien and any such limitation or restriction except as otherwise provided in Section 4.08 herein. None of the Equity Interest have been transferred, sold, exchanged, assigned or given as a gift, granted as a security interest, pledged or encumbered, made part of any voting trust or other agreement or arrangement with respect to the transfer of voting rights therein.

(c) Aside from the Equity Interest, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iii) options or other rights to acquire from the Company, pre-emptive rights (except as provided by the Articles of Incorporation (which have been properly waived) and/or by law), conversion rights, or any other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively referred to as “Company Securities”). There is no option, right to acquire, pre-emptive rights (except as provided by the Articles of Incorporation (which have been properly waived) and/or by law), conversion rights, mortgage, charge, pledge, Lien or other form of security or any other agreement or commitment of any nature whatsoever, over or affecting the Equity Interest and there is no agreement or commitment to give or create any of the foregoing. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

(d) There is no restriction(s) on the sale or transfer of any of the Equity Interest to the Purchaser whatsoever except existing agreements between the Company and each Seller that their shares may not be offered, sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration statement under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel acceptable to the Company that such registration is not required.

3.04 Subsidiaries. (a) As at the Closing Date, the Company has no Subsidiaries.

3.05 Noncontravention. The execution, delivery and performance by the Sellers and the Company of this Agreement and the Transaction Documents do not, and the performance by the Sellers and the Company of their respective obligations under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Constitution or any resolutions of the shareholders or directors of the Company;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order of any governmental, administrative or regulatory body applicable to any Seller or the Company or any of their respective assets and properties; nor

(c) except as set forth in Schedule 3.05c), (i) conflict with or result in a violation or breach of, (ii) constitute a default under, (iii) require the Sellers or the Company to obtain any consent, approval or action under, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, result in or give to any Person any entitlement to increased, additional, accelerated or guaranteed payments under, or (iv) result in the creation or imposition of any Lien upon the Sellers or the Company or any of their respective assets or properties under, any contract or license to which the Sellers or the Company is a party or by which any of their respective assets or properties is bound.

3.06 Governmental Approvals and Filings. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official.

3.07 Books and Records. The minute books, statutory books and registers and other similar records of the Company, as made available to the Purchaser prior to the execution of this Agreement, contain a true and complete record of all actions taken at all Board, Board committee and shareholder meetings and by all written consents in lieu of meetings of the equity holders, the boards of directors and committees of the boards of directors of the Company, respectively. The share transfer ledgers, as made available to the Purchaser prior to the execution of this Agreement, accurately reflect all record transfers prior to the execution of this Agreement in the equity of the Company.

3.08 No Undisclosed Liabilities or Indebtedness. (a) Except for liabilities reflected in the unaudited interim balance sheet for the five months ending May 31, 2006, and any liabilities incurred by the Company between such date and the Closing Date in the ordinary course of the Company’s business (the June, 2006, portion of which are shown as estimates on the June 30, Balance Sheet), the Company does not have any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), including, without limitation, any liability for: (i) indebtedness for money borrowed; (ii) the deferred purchase price of property or services; (iii) capital lease obligations which are not disclosed on the Disclosure Schedule; (iv) conditional sale or other title retention agreements; or (v) guarantees or other third party undertakings for any liability or obligation of any other Person for any matter which relates to or affects or will affect such parties or any of the Assets.

3.09 Taxes. (a) The Company has duly filed all returns, computations, notices and information required to be made or provided by it for any tax purpose (including without limitation, income tax, capital gains tax, goods and services tax, fringe benefits tax, payroll tax, group tax, water and municipal rates and stamp and customs duty) (the “Tax or Duty Return”) and the same have been made or given within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or likely to be the subject of any dispute with any tax authority.

(b) No Tax or Duty Return contains any statement that is either: (i) false or misleading in any material respects; or (ii) omits to refer to any matter which is required to be included or without which the statement is false or misleading.

(c) The Company has paid when due, and has withheld, deducted and accounted to the relevant authorities for, all taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions (including without limitation provisional taxation, income tax, capital gains tax, goods and services tax, fringe benefits tax, payroll tax, group tax, water and municipal rates and stamp and customs duty) which it has become liable to pay, withhold, deduct or account for on or before the date hereof. For the purposes of this Section 3.09(c) “a liability to pay” includes a liability to pay any penalty or interest. Neither the Company, nor any respective director or officer of the Company has paid or become liable to pay any fine, penalty, surcharge or interest in relation to tax in relation to the activities of the Company.

(d) The Company has complied in all respects with all legislation, regulations, executive orders and directions relating to or associated with any taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions.

(e) There are no outstanding or likely disputes or questions or demands between the Company and any Governmental or Regulatory Authority or agent thereof to Sellers’ knowledge.

(f) Except in respect of this Agreement and the Transactional Documents, all taxes payable in respect of every deed, agreement or other document or transaction to which the Company is or has been a party or by which it derives, has derived or will derive a material benefit have been duly paid when due and no such deed, agreement or other document is unstamped or insufficiently stamped, if required to be stamped.

(g) All amounts of income tax required by any Law to be deducted by the Company from the salary or wages of employees have been duly deducted and, where required, duly paid when due.

3.10 Litigation/Products. (a) There is no action, suit, arbitration proceeding, inquiry, claim or investigation pending against, or, to the best of Sellers’ knowledge, threatened or filed but not yet served against or affecting either the Company or any Seller or any of their respective properties before any court or arbitrator or any governmental body, agency or official (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) (any “Proceeding”) except as set forth in Section 3.10(a) of the Disclosure Schedule. So far as the Company and each Seller is aware, there are no facts likely to give rise to any Proceeding which is not set forth in Section 3.10(a) of the Disclosure Schedule.

(b) Neither the Company, nor any Seller (as it relates to the Company) have commenced or settled any legal proceedings within the last two (2) years. There are no outstanding Orders by which the Company or any Seller (as it relates to the Company) or any of their securities, assets, properties or businesses are bound.

(c) No claim has been made against the Company in connection with any defective product or services supplied by it in the course of carrying on its business.

3.11 Compliance With Laws and Orders. (a) To Sellers’ knowledge, the Company is not in violation of, and has not violated since the Inception Date, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law or Order. To Sellers’ knowledge, neither the Sellers nor any of the Company’s directors, officers, or key employees (including the Key Employees) in relation to the Company, has committed any felony or any material breach of the requirements or conditions of any Law.

3.12 Employees. (a) Section 3.12(a) of the Disclosure Schedule contains a list as of the Effective Date of: (i) the names, commencement dates, titles, annual salaries, other compensation (including any bonus or commission entitlements), any other benefits provided or which the Company is bound to provide (whether now or in the future) of all employees and officers of the Company, all of which information is true and complete in all material respects. Neither Mr. Shankar Viswanathan nor Mr. Gary Briney have indicated to any Seller or the Company, that he intends to resign or retire as a result of the transaction contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

(b) Section 3.12(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and the Company has not made any commitments to establish new or to expand existing Employee Plans. The Company has performed all obligations required to be performed under the Employee Plans and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws and Orders. There are no actions, suits or claims which have been filed, or, to the best of Sellers’ knowledge, threatened or anticipated against any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, applicable Laws or Orders. There are no inquiries or proceedings that have been filed, or, to the best of Sellers’ knowledge, threatened by any Governmental or Regulatory Authority with respect to any Employee Plan. The Sellers and the Company have furnished to the Purchaser copies of all Employee Plans (and if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the two most recent annual reports.

(c) The Company has paid to the relevant Governmental and Regulatory Authority to the extent due, all taxes, all contributions and other levies due in respect of all of the Company’s employees and contractors (past and present) in respect of their employment or services up to the Closing Date.

(d) With respect to each agreement with employees and contractors of the Company, the Company has duly performed and complied with all of its obligations (including, but not limited to, the making of all payments for services rendered, and other benefits) to the extent due. The Company has duly complied with applicable employment regulations and Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor practices. Each of the contracts entered into with employees, consultants or contractors of the Company is enforceable against the parties to it and, to the best of Sellers’ knowledge, there is no party in breach of, or in default under, such contract.

(e) Prior to the execution hereof, Purchaser has been provided with a copy of each and every written agreement the Company has with any of its current employees and contractors.

(f) Neither the Company nor any Seller has offered, promised, or agreed for the future any variation in any employment or contractor/service agreement which is not disclosed in such Person’s agreement and/or in Section 3.12(a) of the Disclosure Schedules.

(g) There is not in existence and neither the Company nor any Seller has proposed or are proposing to introduce any bonus, profit sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the employees, any contractors or any of them are or is or would be entitled to participate in the profits or shares of the Company which has not been disclosed to Purchaser.

(h) There is no industrial action or dispute existing or, to the best of Sellers’ knowledge, threatened or anticipated in respect of or concerning any of the current or former employees of the Company relating to or based on any facts or circumstances (or part thereof) arising or existing prior to Closing (“Employee Litigation”). Sellers have no knowledge of any facts or circumstances which are likely to result in such a dispute.

(i) No loans or other advances have been made to any director, officer, employee or contractor of the Company except as set forth in Section 3.12(i): Employee Advances List of the Disclosure Schedule.

(j) The Company has no current or projected liability in respect of post-employment or post retirement health or medical or life insurance benefits for retired, former or current employees or the Company to the best of Sellers’ knowledge.

(k) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of incentive award) as a result of the transaction contemplated hereby except as set forth in the Transaction Documents.

(l) Each employee or contractor of the Company is in lawful non-immigrant or lawful permanent resident status in the United States of America, nor has the Company received any notice, order or other communication from the United States Bureau of Citizenship and Immigration Services of the Department of Homeland Security (formerly the Immigration and Naturalization Service of the Department of Justice) or the United States Department of Labor which would affect such status.

3.13 Real Property and Business Premises. (a) The Company owns no real property whatsoever.

(b) The Company’s commercial leases of its office space, copies of which have been provided to Purchaser, are in full force and effect, and the Company has not received notice of any claim of any sort that is currently outstanding and that has been asserted by anyone adverse to the rights of the Company under the lease mentioned above, or affecting or questioning the rights of the Company to the continued possession of the commercial leased premises under such commercial leases. The Company has received the consent of the landlord for the spaces at 620 S.W. Fifth Ave., Suite 610, Portland, Oregon 97204 and 620 S.W. Fifth Ave., Suite 708, Portland Oregon 97204 pursuant to the terms of such leases which provides that the Company’s interest therein may not be assigned without the landlord’s prior written consent and that a change of control of the Company constitutes such an assignment.

(c) Section 3.13(c) of the Disclosure Schedule accurately describes all the business premises leased or occupied by the Company (the “Business Premises”). The Company has exclusive occupation of the Business Premises. The Company is not in breach of any material term or obligation of its lease of its Business Premises. The Company has made all payments required by and has otherwise complied with the terms of such lease of the Business Premises. There are no current disputes relating to any of the Business Premises or their use.

3.14 Tangible Personal Property and Plant & Equipment. (a) The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property including all plant and equipment used in the conduct of its business, including all tangible personal property reflected on the unaudited interim balance sheet for the five months ending May 31, 2006, and the June 30, 2006 Balance Sheet, and tangible personal property acquired since the Inception Date other than property disposed of since such date in the ordinary course of business. All such tangible personal property including all plant and equipment that is owned by the Company is free and clear of all Liens (excepting only any security interest therein given to West Coast Bank to secure the credit line of the Company upon which no amount is currently owing and which the Sellers will make all reasonable efforts to assist terminating immediately after the Closing) and is in good working order and condition, ordinary wear and tear excepted.

(b) Section 3.14(b) of the Disclosure Schedule is a complete list of all items of equipment owned by the Company with a written down value in excess of $10,000 as at the Effective Date (“Equipment”). Each item of Equipment is in good repair taking into account normal wear and tear, is in satisfactory working condition and capable of doing the work for which it is designed and is physically in the possession of the Company.

(c) Section 3.14(c) of the Disclosure Schedule is a complete list of all Equipment Leases. The Company has made all payments required by and has otherwise complied with all the material terms of each of the Equipment Leases.

3.15 Intellectual Property. (a) The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all the Intellectual Property set out in Section 3.15(a) of the Disclosure Schedule.

(b) The Company has not, on its own behalf or through an agent, infringed upon, misappropriated, or used without a required license, any Intellectual Property of third parties. The Company has not on its own behalf or through an agent, received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or misuse that has not been finally resolved (including any claim that the Company must license or refrain from using any Intellectual Property of any third party).

(c) Section 3.15(c) of the Disclosure Schedules identifies each registered and unregistered (as indicated) copyright, trademark, trade name, service mark, domain name, patent, trade secret or other registration or other Intellectual Property which is owned by the Company and identifies each license, agreement, or other permission currently in effect pursuant to which the Company has granted to any third party rights with respect to any of the Intellectual Property other than in the ordinary course of business.

(d) Section 3.15(d) of the Disclosure Schedules lists the items of Intellectual Property that any third party owns and that the Company uses pursuant to applicable licenses, sublicenses, agreements, or permission.

(e) None of the Company or any Seller are aware of any inappropriate, improper, unpermitted or infringing use by any other person of any of the business names or the trade marks owned or used by the Company.

3.16 Contracts.

(a) There are no contracts or obligations, agreements or arrangements involving the Company and no practices in which the Company is engaged, which are void, illegal, or unenforceable, or which contravene in any material respect, any fair competition legislation or regulations of any applicable Governmental or Regulatory Authority, nor has the Company received any threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations.

(b) The Company has duly performed and complied at all times with its obligations under all Material Contracts. None of the Material Contracts entered into by the Company are known to the Company or any Seller to be likely to result in a loss for the Company. The Company has not made any offers, tenders or quotations which are still outstanding and capable of giving rise to a contract by the unilateral act of a third party, other than in the ordinary course of business and on customary terms.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, with respect to the Material Contracts:

(i) there are no grounds for rescission, avoidance, repudiation or termination (other than those as set out in the respective contracts) and neither the Company nor any officer, director or any Key Employees of the Company have received notice of rescission or termination; and

(ii) each is valid, binding and enforceable against the parties to it and there is no party in material breach of, or in default under, any such contract and each will be enforceable by the Company after Closing.

(d) Except as set forth in Schedule 3.16(d) of the Disclosure Schedule, the Sellers and the Company are not aware of any circumstances, having made due and proper enquiries, whereby, following a change in the: (i) control of the Company, (ii) composition of the Board; or (iii) ownership of the Equity Interest, any of the Company’s customers, suppliers or licensors which relate to Material Contracts would, cease to remain customers, suppliers or licensors to the same extent and of the same nature as prior to the date hereof or a right to terminate or vary the Material Contract would be created.

(e) Section 3.16(e) of the Disclosure Schedule contains a true and correct complete list of all of the following agreements, instruments, or written contracts or other arrangement, together with any related amendments, waivers, supplements, work orders, notices as to termination or change thereunder, to which the Company or any Seller (as it relates to the Company) are a party (the “Material Contracts”), accurate descriptions of which are contained Section 3.16(d) of the Disclosure Schedule:

(i) all service, consultancy or advisory agreements or agreements to provide work to third parties (or group of related agreements) pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the years of 2005 and 2006;

(ii) all agreements for the purchase or sale of services, products (or group of related agreements) pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the years of 2005 and 2006;

(iii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a rolling period of more than one year or involve consideration in excess of $10,000 annually;

(iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or other obligation, having a value in excess of $10,000 annually;

(v) any currently effective profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees;

(vi) any outstanding agreement under which the Company has advanced or loaned any amount in excess of $10,000 (excluding loans associated with travel and meal expenses);

(vii) any agreement pursuant to which the Company has an obligation to pay royalties or make other payments in connection with the sale of products or services;

(viii) any other agreement (or group of related agreements), other than employment-related agreements or agreements with contractors, the performance of which involves payment by the Company of annual consideration in excess of $50,000 after the Closing;

(ix) all contracts related to the disposition or acquisition of assets in excess of $50,000, including any contracts related to the merger, consolidation, reorganization or any similar transaction of the Company except the agreement with Aleutian Capital Partners, LLC referred to in Section 3.19;

(x) all contracts or certified summaries of the relevant provisions that limit payment of dividends or require financial ratios or financial covenants to be met or which have the effect of altering any of the rights or obligations of or encumbering any of the Assets;

(xi) all agreements or related agreements for the lease obligations of real property or Equipment of the Company in excess of $10,000 annually;

(xii) all insurance contracts of the Company;

(xiii) all escrow agreements (including software escrow agreements), arrangements or promises of the Company;

(xiv) any other contract creating or relating to any sharing of revenues, profits, losses, costs or liabilities pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $50,000 in the years of 2005 and 2006;

(xv) any contract creating or involving any agency relationship, distribution arrangement or franchise relationship pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $50,000 in the years of 2005 and 2006; and

(xvi) any contract which provides for indemnification of any officer, director, employee or agent of the Company.

3.17 Licenses. The Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by any regulatory agencies or bodies in any jurisdiction that the Company conducts business. The Company is in compliance with the terms and conditions of all such Governmental Licenses. All of the Governmental Licenses are valid and in full force and effect. The Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit any Seller or the Company to perform their respective obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect.

3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a true and complete list of all material liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the material assets and properties of the Company and that have been issued to the Company. Except as disclosed in Section 3.18 of the Disclosure Schedule, the insurance coverage provided by such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. Except as otherwise disclosed in Section 3.18 of the Disclosure Schedule, each policy listed in Section 3.18 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The Company has not received any notice that any insurer under any policy referred to in this Section 3.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

3.19 Brokers or Finders. The Company has engaged Aleutian Capital Partners, LLC as brokers with respect to this transaction and has paid it $10,000 for its services to date. Any additional amounts which are now or hereafter become owing to Aleutian Capital Partners, LLC pursuant to its existing contract with the Company and arising from or as a result of the closing of this transaction shall be paid by Sellers, and except for such amounts, the Company has not incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and which arise from any agreement or arrangement made by Sellers or the Company or both prior to Closing. Any brokerage, finders’ fee, agents’ commissions or any similar charge(s) in relation to or associated with this Agreement which arise from any agreement or arrangement made by the Company or Sellers prior to Closing will be paid by the Sellers.

3.20 Disclosure and Information. No representation or warranty contained in this Agreement and given by, or on behalf of, any Seller and no statement contained in the Disclosure Schedule or in any certificate furnished to the Purchaser pursuant to any provision of this Agreement (including, without limitation, the Company’s Financial Statements), contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any respect. The facts set out in the Disclosure Schedule are true and accurate in all respects.

3.21 Environmental Matters (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or, to the best of Sellers’ knowledge, threatened by any government entity or other Person with respect to any matters relating to the Company or arising out of any Environmental Law; and (ii) there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any liability of the Company arising under, or relating to any noncompliance with, any Environmental Law.

3.22 Financial Representations. (a) The reviewed balance sheets of each of the years ending 2003, 2004 and 2005 and related reviewed statements of income and cash flows, the unaudited interim balance sheets for the five months ending May 31, 2006, and the related unaudited interim statements of income and cash flows of the Company fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the financial position of the Company as of the dates thereof and have been prepared in accordance with GAAP, and the June 30, 2006, Balance Sheet is a good faith estimate based upon actual figures for the first half of the month of June, 2006, and estimated figures for the last half of the month of June, 2006, as estimated by Sellers and the Company in good faith. The business of the Company has been conducted in the ordinary course of its business between the Effective Date and the Closing Date. Each such reviewed statement contains the following statement by the Company’s accountants:

“Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.”

(b) All accounts receivable reflected on each of the consolidated and reviewed balance sheets for the twelve (12) months preceding December 31, 2005, in the unaudited interim balance sheet for the five months ending May 31, 2006, and all accounts receivable arising prior to the Closing Date (collectively the “Accounts Receivable”): (i) have arisen from bona fide sales or service transactions in the ordinary course of the business on ordinary trade terms; and (ii) represent valid, enforceable and binding obligations due to the Company; and (iii) have been collected or are collectible, to the best of Sellers’ knowledge, in the ordinary course of business in the aggregate recorded amounts thereof.

(c) Section 3.22(c) of the Disclosure Schedule describes the names and locations of all banks and financial institutions in which there are accounts or safe deposit boxes maintained by, or for the benefit of, the Company, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

(d) The Company is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy an obligation of any Person.

3.23. Absence of Changes. Since January 1, 2006 and until Closing:

(a) The Company has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible other than in the ordinary course of business;

(b) Except for its agreement with Aleutian Capital Partners, LLC as disclosed in Section 3.19, the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Assets or for any liabilities other than in the ordinary course of business;

(c) No Person (including each Seller and the Company) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 to which the Company is a party or by which they or any of them are bound, other than terminations and cancellations of agreements which occur in the ordinary course of business;

(d) The Company has not imposed, or agreed to, or suffered the imposition of any lien in excess of $10,000 upon any of the Assets, tangible or intangible;

(e) The Company has not made any capital expenditure (or series of related capital expenditures) involving more than $10,000 other than office equipment purchased by the Company since January 1, 2006, for the approximate price of $20,000;

(f) The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving individually more than $10,000 other than pursuant to agreements with suppliers that were entered into in the ordinary course of business;

(g) The Company has not issued any note, bond, debenture or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 individually;

(h) Excepting known proceedings, the Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $10,000;

(i) There has been no change made or authorized in the Constitution of the Company;

(j) The Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock other than necessary or desirable to effectuate the actions contemplated in this Agreement;

(k) The Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) (except for an aggregate of $900,000 of dividends/distributions it has paid to its shareholders through two payments, the first of which amounting to $350,000 was made in February 2006 and the second of which amounting to $550,000 was made in April 2006), nor has it redeemed, purchased or otherwise acquired any of its capital stock;

(l) The Company has not experienced any damage, destruction, loss (whether or not covered by insurance) or material interruption to the Assets in excess of $10,000;

(m) The Company has not made any loan to any of its directors, officers or employees, or entered into any other compensation transaction with any of their directors, officers or employees except advances to employees as shown in Section 3.23(m) of the Disclosure Schedule;

(n) The Company has not changed any of its methods of accounting or material accounting practices in any respect;

(o) The business of the Company has been carried on in the ordinary and usual course and no contracts or commitments differing from those ordinarily necessitated by the nature of that business have been entered into or incurred;

(p) There has been no alteration to the rights attached to any of the Equity Interest or to the capital structure of the Company;

(q) No additional directors have been appointed to the Company;

(r) The Company has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

(s) The Company has not entered into or modified the terms of any employment or severance agreement or arrangement with an officer or director, except for a reduction in the hours and salary of Ms. Prabha Ananthanarayana during 2006;

(t) The Company has not granted any increase in the base compensation or any other forms of compensation of any of their directors or officers; and

(u) There has been no change in the assets, the liabilities or the financial position of the Company which have not been reflected in the unaudited interim balance sheet for the five months ending May 31, 2006, except changes in the ordinary course of the Company’s business between such date and the Closing Date, (the June, 2006, portion of which are shown as estimates on the June, 2006, Balance Sheet).

3.24 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.25 No Illegal Payments, etc. Neither the Company nor any of its officers or Affiliates has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or is in a position to help or hinder the business (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office.

3.26 Product, Services and Assets.

(a) No support or service provided by the Company to customers on or prior to the Closing Date is subject to any express guaranty, express warranty or other indemnity (including without limitation as to product or service reliability, security, interoperability, compatibility (forward and backward), upgrade path or upgrade timing) except as expressly set forth on those contracts with customers copies of which have been provided to the Purchaser.

(b) The Company is the legal and beneficial owner of all its Assets. There are no mortgages, pledges, liens, encumbrances, charges or other security interests over or affecting any Asset except any security interest given to West Coast Bank to secure the Company’s credit line.

3.27 Substantial Customers and Suppliers. (a) For purposes of this Section 3.27(a), a “Material Customer” shall mean any of the customers of the Company set forth in Section 3.27(a) of the Disclosure Schedule (which also lists the applicable contract of each such Material Customer).

Each of the Material Customers, related contracts and attributed revenues are not duplicative or redundant. With respect to the applicable contracts with Material Customers, there exists no event of default and, to the best of Sellers’ knowledge, no event has occurred which would result in any such event of default or prevent the Company from obtaining the benefit thereunder. The Company’s relationship with each Material Customer is good and there are no facts or circumstances known to either the Company or any Seller of: (a) any dispute threatened between the Company and any Material Customer; or (b) any desire or plan of any Material Customer to terminate or modify such relationship except that the Company’s contract with the Bonneville Power Administration (BPA) gives the BPA the right to terminate its contract as a result of this transaction as disclosed in its contract.

(b) For purposes of this Section 3.27(b), a “Material Supplier” shall mean any of the third party suppliers of the Company listed in Section 3.27(b) of the Disclosure Schedule (which also lists the applicable contract of each such Material Supplier). With respect to the applicable contracts with Material Suppliers, there exists no event of default and, to the best of Sellers’ knowledge, no event has occurred which would result in any such event of default or prevent the Company from obtaining the benefit thereunder. The Company’s relationship with each Material Supplier is good and there are no facts or circumstances known to either the Company or any Seller of: (a) any dispute threatened between the Company and any Material Supplier; or (b) any desire or plan of any Material Supplier to terminate or modify such relationship.

(c) None of the Sellers or the Company has notice, or is aware of any facts or circumstances, that any Material Customer or Material Supplier has ceased, materially reduced or threatened to cease or materially reduce, its purchases or supplies (as the case may be).

3.28 No Bankruptcy or Insolvency (a) No order has been made, or petition presented, or resolution passed for the winding-up or bankruptcy of the Company or any Seller. None of the Sellers or the Company has had:

(i) any petition or order for winding-up or bankruptcy filed against it;

(ii) any appointment of a receiver over the whole or part of the undertaking of its assets;

(iii) any petition or order for administration against it;

(iv) any voluntary arrangement between any creditor and it;

(v) any distress or execution or other process levied in respect of it which remain undischarged; or

(vi) any unfulfilled or unsatisfied judgment or court order against it over the amount of $5,000.

(b) None of the Sellers or the Company is insolvent (total liabilities greater than total assets) and each can pay its debts as and when they fall due.

(c) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration (or like action) of the Company or any Seller or to appoint a receiver over the whole or any part of the undertaking or assets of the Company or any Seller.

Section 4. Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to, and for the benefit of, the Sellers and each of them as of the Effective Date and the Closing Date the following:

4.01 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority and corporate approvals to enter into, execute, and deliver this Agreement and, where applicable, the Transaction Documents and to perform its obligations hereunder and under each of the other documents required to be entered into pursuant hereto this Agreement and/or the Transaction Documents, and to perform its obligations under this Agreement and, where applicable, the Transaction Documents.

4.02 Authority. The Purchaser’s board of directors has approved the transactions contemplated by this Agreement and each of the Transaction Documents. This Agreement and, where applicable, the Transaction Documents have been duly and validly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on equitable remedies. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Purchaser. No distress, execution or other similar order or process has been levied on any of the property or assets of the Purchaser. No voluntary arrangement has been proposed or reached with any creditors of the Purchaser not in the ordinary course of business. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Purchaser. The Purchaser is able to pay its debts as and when they fall due and the Purchaser is not insolvent (net liabilities greater than net assets).

4.03 No Conflict with Other Instruments or Agreements. The Purchaser’s execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement to which the Purchaser is a party will not result in a breach or violation of, or constitute a default under, the Purchaser’s Articles of Incorporation or Bylaws or any material agreement to which the Purchaser is a party or by which the Purchaser is bound.

4.04 Governmental Authorities. The Purchaser is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the Purchaser’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein. No consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by the Purchaser in connection with the Purchaser’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein.

4.05 Financial Representations. The consolidated balance sheet of Ross Systems, Inc. for the year ending 2005 and condensed consolidated statements of operations of Ross Systems, Inc. fairly present, in conformity with GAAP applied on a consistent basis, the consolidated financial position of Ross Systems, Inc. as of the dates thereof and have been prepared in accordance with GAAP.

4.06 Litigation. There are no actions, suits, proceedings, or governmental investigations or inquiries pending or, to the Purchaser’s knowledge, threatened against the Purchaser or its properties, assets, operations, or businesses that might delay, prevent, or hinder the consummation of the transactions contemplated by this Agreement.

4.07 No Brokers. The Purchaser has not employed any broker, finder, or agent, nor otherwise become in any way obligated for any broker’s, finder’s, or agent’s, or similar fee with respect to the transactions contemplated by this Agreement, and no arrangement or agreement entered into by the Purchaser will give rise to any claim for any broker’s commissions, finder’s fees, or similar compensation binding on the Company and/or the Sellers or either of them in connection with the transactions contemplated by this Agreement.

4.08 Investment Representation and Warranty.

(a) Accredited Investor. The Purchaser, Ross Systems, Inc. (the parent of the Purchaser), CDC Software Global Holdings Corporation (the parent of Ross Systems, Inc.), and CDC Corporation (the immediate parent of CDC Software Global Holdings Corporation and the ultimate parent company of the Purchaser), are each an “accredited investor” within the meaning of Regulation D, Rule 501(a), under the Securities Act. The Purchaser is a wholly owned subsidiary of Ross Systems, Inc. Ross Systems, Inc. is a wholly owned subsidiary of CDC Software Global Holdings Corporation, and CDC Software Global Holdings Corporation is a wholly owned subsidiary of CDC Corporation.

(b) Business or Financial Experience. By reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with the Sellers or the Company, and who are not compensated by the Sellers or the Company, the Purchaser has the capacity to protect its own interests in connection with the acquisition of the Equity Interest.

(c) Investment Intent. The Purchaser is acquiring the Equity Interest for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Equity Interest has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of such Purchaser’s investment intent and the accuracy of such Purchaser’s representations as expressed herein.

(d) Unregistered Stock. The Purchaser acknowledges and agrees none of the Equity Interest has been registered under the Securities Act, or under any securities laws of any state of the United States and shall be deemed “restricted securities”. The Purchaser agrees that it will not resell or transfer any or all of the Equity Interest (other than a transfer to a wholly-owned subsidiary or parent corporation of the Purchaser), unless: (i) there is an effective registration statement under the Securities Act of 1933 and applicable state securities laws covering any such transaction, or (b) an exemption from registration is available and applicable. In no event shall the Sellers have any obligation whatsoever with respect to any such registration.

(e) Legend. The stock certificates issued to represent the Equity Interest shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state of the United States. These securities may be resold or transferred only (1) pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 thereunder, (2) outside the United States in accordance with Regulation S under the Securities Act, (3) in reliance upon another available exemption from the registration requirements of the Securities Act, or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with applicable state securities laws.”

(f) Opportunity to Discuss. The Purchaser has had an opportunity to discuss the business, management and financial affairs of the Company with the Company’s management.

4.09 Accuracy of Representations and Warranties. No representation or warranty contained in this Agreement and given by the Purchaser contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect.

Section 5. Covenants of the Sellers and the Company.

Each Seller and the Company, jointly and severally, covenants and agrees with the Purchaser that, at all times from and after the Effective Date until the Closing and, with respect to any covenant, agreement or appointment by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, each Seller and the Company will comply with all covenants and provisions of this Section, except to the extent the Purchaser otherwise consents in writing.

5.01 Financial Statements. Prior to Closing, the Company and the Sellers shall deliver to the Purchaser true and complete copies of the: (i) reviewed consolidated financial statements of the Company for 2003, 2004, 2005, together with a true and correct copy of the report on such reviewed information and all letters from the Company’s accountants, with respect to the results of such reviews; and (ii) the management accounts for the 5 months preceding the Closing Date. All such financial statements will be reconciled to GAAP and fairly present the financial condition and results of the consolidated operations of the Company as of the respective dates thereof and for the respective period covered thereby.

5.02 Payment by Customers. After Closing, any funds paid by any customer of the Company to any Seller or to the Company shall be deposited in the Company’s bank accounts, and Sellers shall take all steps the Purchaser may request to place the Purchaser’s designated manager(s) of the Company in control of all the Company’s bank accounts.

5.03 Books and Records. If at any time after the Closing, any Seller discovers in its possession or under its control any other Records, such Seller shall forthwith deliver or make available such Records to the Purchaser at the offices of the Company.

5.04 Fulfilment of Conditions. Each Seller and the Company will execute and deliver at the Closing each instrument that the Sellers and the Company are required under this Agreement to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy all other conditions to the obligations of the Purchaser contained in this Agreement and shall not permit the Company to take, or fail to take, any action that could reasonably be expected to result in the non-fulfilment of any such condition. Without limiting the generality of the foregoing, each Seller and the Company shall not take or omit to take any reasonable action, or permit such action or omission if it reasonably can be expected that as a result of such action or omission, any representation or warranty made by the Sellers or the Company under this Agreement shall not be true and correct in all respects at and as of the Closing Date as if made on that date.

5.05 Notice and Cure. The Sellers and the Company shall notify the Purchaser promptly in writing of, and contemporaneously, shall provide true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the Effective Date that causes or shall cause any covenant or agreement of the Sellers or the Company under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company and the Sellers shall notify the Purchaser promptly in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the Effective Date. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the right of the Purchaser to seek indemnity under this Agreement pursuant to Section 10 hereof.

5.06 Conduct of Business in Ordinary Course. From and after the Effective Date and prior to the Closing Date, (i) the Company will not and the Sellers will not cause the Company to take any actions inconsistent with Section 3.23 or which will lead to a Material Adverse Effect occurring; (ii) with the exception of the provisions set forth in this Agreement and the transaction contemplated herein, the Company will carry on (and the Sellers shall cause the Company to carry on) their business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use efforts consistent with past practice and policies to preserve intact their respective present business organization, keep available the services of their respective present officers, consultants and employees and preserve their relationships with customers, suppliers and distributors and others having business dealings with them; (iii) the Sellers shall cause the officers of the Company to confer at such times as the Purchaser may reasonably request with representatives of the Purchaser to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company; and (iv) nothwithstanding the foregoing, the Sellers and the Company may not and will not without the prior written consent of the Purchaser (which shall not be unreasonably withheld):

(a) other than in the ordinary course of business consistent with prior practice, enter into any commitment or transaction, including but not limited to any purchase of assets (other than supplies or cash equivalents) for a purchase price in excess of $25,000;

(b) other than in the ordinary course of business consistent with prior practice, enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights;

(c) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any respect the terms thereof in an adverse manner; or

(d) modify in any material respect existing discounts or other terms and conditions with third parties in a manner adverse to the Company.

5.07 Indebtedness. Without obtaining the prior written consent of the Purchaser (which shall not be unreasonably withheld) neither any Seller nor the Company will: (a) incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise; (b) cause any existing debt facility to be drawn down.

5.08 Cooperation. Each Seller and the Company agree and undertakes to promptly use their reasonable efforts to assist the Purchaser to effect the transfer of the Equity Interest to the Purchaser and to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory, and take any other reasonable steps that may be necessary to do so in order to consummate the transactions contemplated under this Agreement and each Transaction Document.

5.09 Access to Information. From the Effective Date until the Closing Date, the Sellers will (i) give, and will cause the Company to give, the Purchaser and its Representatives (defined below) full access to the offices, properties, books and records of the Company and to the books and records of the Sellers relating to the Company; (ii) furnish, and will cause the Company to furnish to the Purchaser and its advisors such financial and operating data and other information relating to the Company as such Persons shall request and (iii) instruct employees and advisors of the Sellers to cooperate with the Purchaser in its investigations of the Company. Except as otherwise provided herein, no investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representations, warranty or agreement given or made by the Sellers hereunder. “Representatives” shall refer to any of the Purchaser’s officers, directors, employees, agents, counsel, accountants, financial advisors, consultants or other representatives.

5.10 Insurance. The Sellers and the Company will maintain in force up to the Closing Date policies of insurance of the same character and coverage as those described in Section 3.18 of the Disclosure Schedule, and the Sellers will promptly notify the Purchaser in writing of any changes in such insurance coverage occurring prior to the Closing Date.

5.11 Power of Attorney. Upon Closing, each Seller hereby appoints the Purchaser to be its attorney in relation to the Purchaser’s relevant Equity Interest from the Closing until the relevant Equity Interest is registered in the name of the Purchaser. The Purchaser may do in the name of each Seller and on its behalf everything necessary or expedient, in the Purchaser’s sole discretion to: (a) transfer the relevant shares; (b) exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the relevant Equity Interest; (c) receive any dividend or other entitlement paid or credited to any Seller in respect of the relevant Equity Interest; (d) do any other act or thing in respect of the relevant Equity Interest. Each Seller declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by such Seller and agrees to ratify and confirm whatever the Purchaser does in exercising powers under this power of attorney. Each Seller declares that this power of attorney of the Purchaser is given for valuable consideration and is irrevocable from the Closing until the relevant Equity Interest is registered in the name of the Purchaser.

5.12 Noncompetition. (a) Each of the Sellers agrees that for a period between the date of such Seller’s Employment Agreement and two full years after the termination of such Seller’s Employment Agreement, he/she shall not engage, either directly or indirectly, as an officer, director or employee with the same or substantially similar duties as such Seller performed as an employee under his/her Employment Agreement in any sole proprietorship, corporation, partnership, limited liability company, joint stock association or similar entity, in the business of providing technology related service, consultancy or advisory services of the kind supplied by the Company (the “Business”) in any of the states of Washington, Oregon, California, New York, New Jersey, Illinois Florida or Texas.

(b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions and shall be valid and enforceable under such applicable law. Each Seller acknowledges that the Purchaser would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach. Each Seller agrees that the Purchaser shall be entitled to injunctive relief requiring specific performance by the Sellers of this Section, and the Sellers consents to the entry thereof.

5.13 Termination of West Coast Bank Line of Credit. The Company and the Sellers will make all reasonable efforts to assist terminating immediately after the Closing the West Coast Bank line of credit under which no amount is owing at the time of the Closing.

5.14 Form W-9. Each of the Sellers shall complete and provide a Form W-9 prior to Closing.

5.15 Termination of Volvo Motor Vehicle Lease. The Motor Vehicle Lease Agreement between the Company and Jim Fisher Volvo for the 2004 Volvo S80 AWDASR shall be terminated promptly after the Closing Date, and in no event later than seven days after the Closing Date.

Section 6. Covenants of the Purchaser.

The Purchaser covenants and agrees with the Sellers and the Company that, at all times from and after the Effective Date until the Closing and, with respect to any covenant, agreement or appointment by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, the Purchaser will comply with all covenants and provisions of this Section, except to the extent the Sellers and the Company may otherwise consent in writing.

6.01 Notice and Cure. The Purchaser shall notify the Company in writing of, and contemporaneously, shall provide true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the Effective Date that causes or shall cause any covenant or agreement of the Purchaser under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Purchaser shall notify the Company promptly in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the Effective Date. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

6.02 Fulfilment of Conditions. The Purchaser will execute and deliver at the Closing each instrument that the Purchaser is required by this Agreement to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy all other conditions to the obligations of the Sellers and the Company contained in this Agreement and shall not take, or fail to take, any action that could reasonably be expected to result in the non-fulfilment of any such condition. Without limiting the generality of the foregoing, the Purchaser shall not take or omit to take any reasonable action, or permit such action or omission if it reasonably can be expected that as a result of such action or omission, any representation or warranty made by the Purchaser under this Agreement shall not be true and correct in all respects at and as of the Closing Date as if made on that date.

6.03 Cooperation. The Purchaser agrees and undertakes to promptly use its reasonable efforts to assist the Sellers to effect the transfer of the Equity Interest to the Purchaser and to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory Authorities, and take any other reasonable steps that may be necessary to do so in order to consummate the transactions contemplated under this Agreement and each Transaction Document.

6.04 Operation of the Company. From the Closing Date until the due date of the Third Cash

Installment the Purchaser shall carry on the business of the Company (which shall be under the executive authority of Shankar Viswanathan as CEO during the term of his Employment Agreement) in good faith in a manner to permit the determination of the Third Cash Installment. In addition, (a) the Purchaser agrees that from the Closing Date until December 31, 2007, the Company shall not (without the prior consent of the CEO of the Company) (i) change the payroll frequency (which is currently twice monthly) or (ii) alter the benefits provided to employees of the Company which may reasonably be construed to be a material reduction in such benefits, unless such changes may be required by law, (b) the Purchaser agrees that for so long as Shankar Viswanathan shall remain CEO of the Company, Mr. Viswanathan shall have the executive authority to hire and fire personnel at the Company (provided, however, that the Company may require Mr. Viswanathan to fire a particular person in the event such person has committed an action amounting to “Cause” as defined in the Employment Agreement between the Company and Mr. Viswanathan and Mr. Viswanathan shall require the consent of the Board to hire a person who is an affiliate of Mr. Viswanathan), and (c) the Purchaser agrees that from the Closing Date until the making of the Bad Debt Expense Payment, the Purchaser shall cause CDC Corporation to maintain accounting and finance systems which shall permit the Company to produce a balance sheet and income statement based upon the assets of the Company acquired through this Agreement in order to permit the determination of the Third Cash Installment and Bad Debt Expense Payment at the appropriate relevant time.

6.05 Termination of West Coast Bank Line of Credit. The Purchaser will make all reasonable efforts to assist terminating immediately after the Closing the West Coast Bank line of credit under which no amount is owing at the time of the Closing.

6.06 Provision of Office Space. After the Closing, the Purchaser shall cause office space to be made available in San Francisco, California and Edison, New Jersey at the appropriate subsidiary of CDC Corporation which currently maintains office space in such cities for a reasonable number of professionals of the Company which, as of the Closing Date, the Company believes will number up to two at each such location at no charge to the Company (except for the overhead allocation specified in paragraph 2 of Attachment B).

6.07 Taxes. All taxes arising from income and activities of the Company from and after June 1, 2006, shall be the responsibility of the Company and/or the Purchaser and not the responsibility of the Sellers.

Section 7. Conditions to Obligations of the Purchaser.

The obligations of the Purchaser under this Agreement are subject to the fulfilment, at or before the Closing of each of the following conditions the satisfaction of which will be determined by the Purchaser acting reasonably (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

7.01 Representations and Warranties. Each of the representations and warranties made by the Sellers and/or the Company in this Agreement and the Transaction Documents and all facts specified in the Disclosure Schedules shall be true and correct in all respects in which they are given on and as of the Effective Date, the Closing Date and if specified on any other date, on such date, as though such representation or warranty was made on each of those dates.

7.02 Performance. Each Seller and the Company shall have performed and complied with, each agreement, covenant and obligation required by this Agreement and the Transaction Documents to be so performed or complied with by any Seller or the Company at or before the Closing.

7.03 Certificates. On the Closing Date, the Seller shall have delivered to the Purchaser a certificate from the company secretaries of the Company and a certificate from at least one officer of the Company prior to Closing substantially in the form and to the effect of Exhibit 7.03(a) and 7.03(b) attached hereto.

7.04 Consents and Approvals. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit any Seller and the Company to perform their respective obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect as at the Closing Date. Each such consent, approval and actions of, filings with and notices to any third party, Governmental or Regulatory Authority are set out in Section 7.04 of the Disclosure Statement. The Purchaser shall have received duly executed copies of all such consents and releases and there will not be any consents or releases which have not been received and are required to be received. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

7.05 Key Employees. Each of the Key Employees shall have executed an Employment Agreement.

7.06 [INTENTIONALLY OMITTED]

7.07 Proceedings. All proceedings to be taken on the part of the Sellers or the Company in connection with the transactions contemplated by this Agreement, the Transaction Document and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies of all such documents and other evidences as the Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.08 Legal Action. As of the Closing Date, there will not be any actual written threats or any action, proceeding or other application pending before any court or Governmental or Regulatory Authority brought by any Person or Governmental or Regulatory Authority: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from any of the Parties or their Affiliates as a result of such transactions; (ii) seeking to prohibit or impose any limitations on the Purchaser’s ownership or operation of all or any portion of the Equity Interest or the underlying assets of the Company, or to compel the Purchaser’s to dispose of or hold separate all or any portion of its or the Equity Interest or the Company’s business or assets as a result of the transactions contemplated by the Agreement; or (iii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

7.09 No Material Adverse Change. From the Effective Date to the Closing Date and as at the Closing Date, there shall not have occurred any Material Adverse Effect on the Equity Interest, any of the Assets or any operation or financial performance or prospects of the Company.

7.10 Share Transfers/Certificates. The Purchaser shall have received duly executed transfers of the Equity Interest in its favor, in a form registrable in the Company’s stock register and in accordance with the Company’s Constitution representing the Equity Interest, together with share certificates for such Equity Interest and all other consents, approvals and/or documents needed by the Purchaser to register the transfers in the Company’s stock register and obtain ownership of the Equity Interest as the Purchaser may require.

7.11 Closing Documents. All closing documentation must be received by the Purchaser, including but not limited to the Company and each Key Employee having entered into the Employment Agreements.

7.12 Board Approval of the Company. The Board of the Company shall have: (a) approved the execution of the Transaction Documents and the transactions contemplated herein and therein; (b) approved the transfer of the Equity Interest; (c) resolved and directed that subject to the payment of portion of the purchase price required herein to be paid at Closing and any stamp duty, if any, the transfers of the Equity Interest will be transferred on the Company’s stock register; and (d) approved the appointment of the representatives of the Board selected by the Purchaser and the resignation of . Prabha Ananthanarayana prior to the Closing, but so that a properly constituted board of directors is in existence at all times.

7.13 Board Appointee. Effective as of the Closing Date, the designees of the Purchaser shall have been elected to the Board and . Prabha Ananthanarayana shall have resigned, but so that a properly constituted board of directors is in existence at all times.

7.14 Shareholders Approval. On or before the Closing Date, each Seller shall have approved the execution of this Agreement, each Transaction Document and the transactions contemplated herein and therein by both the Company and each such Seller.

7.15 Completion of Due Diligence. The Purchaser shall have completed all necessary due diligence investigations to its satisfaction.

7.16 Approval of the Purchaser’s Board of Directors or delegated subcommittee and Approval of each of the Seller’s Boards. The board of directors of the Purchaser or its delegated nominee (which may be the board of directors or subcommittee of CDC Corporation) shall have authorized and approved each of: (i) the terms and conditions of this Agreement and each Transaction Document; and (ii) the execution and performance of this Agreement and each Transaction Document by a duly authorized officer or director of the Purchaser and the transactions contemplated herein and therein; and

7.18 Third Party Consent. Each of the following Persons consenting to the change of control of the Company as anticipated by this Agreement and agreeing not to terminate their respective agreements in a form satisfactory to the Purchaser:

(a) 620 Associates, LLC, the landlord of the Company’s office lease at 620 S.W. Fifth Ave., Suite 610, Portland, Oregon 97204; and

(b) 620 Associates, LLC, the landlord of the Company’s office lease at 620 S.W. Fifth Ave., Suite 708, Portland, Oregon 97204.

7.19 Delivery of Company Books & Records. The delivery to the Purchaser of the Company’s books and records and any seals of the Company, if any.

7.20 Sellers able to Complete. The Purchaser is not obligated to close unless each Seller and the Company is ready, willing and able to close simultaneously.

7.21 Termination of Rights and Certain Securities. There are no registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of the Company as of the Closing Date.

7.22 Other Documents. On the Closing Date, the Seller shall provide each of the following documents: (a) a document from the Secretary of State of the State of Oregon indicating that the Company is active on the record, (b) a certified copy of the Articles of Incorporation of the Company filed with the Secretary of State of the State of Oregon including all amendments thereto, and (c) such other documents as the Purchaser may reasonably request.

Section 8. Conditions to Obligations of the Sellers and the Company.

The obligations of the Sellers and the Company hereunder are subject to the fulfilment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers or the Company in their sole discretion):

8.01 Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all respects in which they are given on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

8.02 Performance. The Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Purchaser at or before the Closing.

8.03 Consents and Approvals. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

8.04 The Purchaser able to Complete. The Sellers and the Company are not obligated to close unless the Purchaser is ready, willing and able to close simultaneously.

8.05 Closing Documents. All closing documentation must be received by the Sellers and the Company.

8.06 Approval of the Purchaser’s Board of Directors. The board of directors of the Purchaser or its delegated nominee (which may be the board of directors of CDC Software Global Holdings Corporation or the executive committee of it) shall have authorized and approved each of: (i) the terms and conditions of this Agreement and each Transaction Document; and (ii) the execution and performance of this Agreement and each Transaction Document by a duly authorized officer or director of the Purchaser and the transactions contemplated herein and therein.

Section 9 Representations, Warranties, Covenants and Agreements.

Unless otherwise expressly provided for in this Agreement:

(a) All representations and warranties contained in this Agreement, any schedule, exhibit, the Disclosure Schedule or certificate or document delivered pursuant hereto in connection with the transactions contemplated by this Agreement or the Transaction Documents (the “Warranties”) shall survive through to the end of the Indemnified Period and will thereupon terminate, and such representations or warranties will thereafter be without force or effect, except for any claim with respect to which a Claim Notice has been given to the potential Indemnifying Party before such expiration date.

(b) The covenants and agreements of the Parties shall survive the Closing.

(c) Each of the Warranties are true and correct in all respects on and as of the Effective Date, the Closing Date and if specified on any other date, on such date, as though such representation or warranty was made on each of those dates.

(d) Except as otherwise provided herein, none of the Warranties are extinguished or affected by any investigation made by or on behalf of a Party into the affairs of another Party. Each Party acknowledges that it has made and given the Warranties with the intention of inducing the other Parties to enter into this Agreement and each party has entered into this Agreement in full reliance on the Warranties given hereunder by the other party.

Section 10. Indemnification

10.01 Indemnification. (a) By Seller(s). Each Seller (each an “Indemnifying Party” and collectively “Indemnifying Parties”), shall jointly and severally indemnify the Company, the Purchaser and the Purchaser’s and the Company’s officers, directors, shareholders and Affiliates (each an “Indemnified Party” and collectively “Indemnified Parties”) in respect of, and hold each of them harmless from and against, any and all Loss or liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with:

(i) any misrepresentation, inaccuracy in or breach of any representation or warranty or the nonfulfillment of, or failure to perform, any covenant or agreement on the part of any Seller or the Company contained in this Agreement or the Transaction Documents;

(ii) any current, pending or threatened Proceeding, Employee Litigation or dispute, or any future Proceeding, Employee Litigation or dispute to the extent it arises from any act or omission of the Company, any Seller or any individual for or on behalf of the Company or any Seller which took place prior to the Closing.

The amount of the Indemnity provided for by this Section 10(a) shall be limited to the amount of the Second Cash Installment plus Third Cash Installment plus Bad Debt Expense Payment.

(b) By Purchaser. Purchaser (an “Indemnifying Party”) shall indemnify Sellers and each of them and their successors and assigns (each an “Indemnified Party” and collectively “Indemnified Parties”) in respect of, and hold each of them harmless from and against, any and all Loss or liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with:

(i) any misrepresentation, inaccuracy in or breach of any representation or warranty or the nonfulfillment of, or failure to perform, any covenant or agreement on the part of Purchaser contained in this Agreement or the Transaction Documents;

(ii) any future Proceeding, Employee Litigation or dispute to the extent it arises solely from any act or omission of the Company or Purchaser or any individual for or on behalf of the Company or Purchaser which takes place after the Closing.

The amount of the Indemnity provided for by this Section 10(b) shall be limited to the amount of the Second Cash Installment plus Third Cash Installment plus Bad Debt Expense Payment.

(c) If any Indemnified Party is entitled to indemnification under this Section 10.01 for some or a portion of the Loss or liability suffered, incurred or sustained by it but not for the total amount, each Indemnifying Party shall, jointly and severally, indemnify such Indemnified Party for the portion of such Loss or liability as to which the Indemnified Party is so entitled.

(d) Without in any way limiting any of its other rights or remedies under Section 10.01,

Section 10.02 or at law, if the Purchaser is entitled to indemnification under this Section 10.01, it may set-off and deduct the amount of any such indemnified Loss or liability suffered, incurred or sustained by it from the Second Cash Installment or Third Cash Installment pursuant to Section 2.02(c) PROVIDED ALWAYS that it has first delivered a Claim Notice (as defined below) to the Indemnifying Party and any of the following has taken place:

(i) no response is received from the Indemnifying Parties within 15 days from delivery of the Claim Notice;

(ii) a response is received that the Indemnifying Parties desire to dispute the Claim;

(iii) any Indemnifying Party has failed to make the Indemnified Party whole in accordance with Section 10.02(c); or

(iv) any Indemnifying Party or its appointed legal representative is not performing any of its obligations under Section 10.02 promptly or adequately.

Provided, however, that Purchaser shall not be relieved from the obligation to pay the balance of the Second Cash Installment and the Third Cash Installment remaining after any such set-off is made by Purchaser in good faith, and, if the amount set-off is thereafter determined to be in excess of the amount for which Purchaser is entitled to indemnity hereunder, then Purchaser shall promptly pay to Sellers the amount of such excess plus interest thereon at a Reasonable Commercial Rate from the due date of the Installment from which the set-off was taken.

(d) It is not necessary for an Indemnified Party to incur expense or make payment before enforcing a right of indemnity conferred by this Section.

10.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 arises by way of discovery by the Indemnified Party or by way of a third-party asserting or threatening a claim against or seeking to collect a related obligation against such Indemnified Party (“Claim”), the Indemnified Party shall deliver a notice (“Claim Notice”) to the Indemnifying Party, including, in reasonable detail, the basis for and nature of the Claim, the nature of the Loss claimed, and a good-faith estimate of the amount of the Loss. Failure by an Indemnified Party to provide a Claim Notice with reasonable promptness of the Indemnified Party receiving notice of a Claim will not prevent the Indemnified Party from so making a claim and being indemnified under this Section 10 provided: (i) that the Indemnifying Party’s ability to defend has not been irreparably and substantially prejudiced by such failure of the Indemnified Party; and (ii) that the delay does not result in the delivery of notice after the relevant Indemnified Period has expired. Upon receipt of a Claim Notice, the Indemnifying Party will notify the Indemnified Party promptly (and in any event within 15 days), whether in the case of a Claim under Section 10.01(a) or (b), the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Claim (or in the case where no third party is involved, whether the Indemnifying Party accepts liability for the amount of such Claim in whole or in part and desires at its sole cost and expense, to make the Indemnified Party whole or in part). In the case of a Claim under Section 10.01, each Indemnifying Party hereby agrees, at its sole cost and expense, to vigorously defend either the Indemnified Party or the Company (as the case may be) against any Claim (or in the case where no third party is involved, the Indemnifying Party will, at its sole cost and expense, make the Indemnified Party whole to the extent of its liability hereunder to do so).

(b) Where an Indemnifying Party defends a Claim, the Indemnifying Party must choose legal representatives satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, and must defend such Claim by all appropriate proceedings (including appeals), which proceedings must be vigorously and diligently prosecuted or defended (as the case may be) by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party

(but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 10.01). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, at the sole cost and expense of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section, at the Indemnifying Party’s sole cost and expense. The Indemnified Party must reasonably cooperate with the Indemnifying party in connection with any defense and/or settlement including, without limitation, making available to the Indemnifying Party all relevant information material to the defense and providing testimony as reasonably necessary. As long as the Indemnifying Party is contesting the Claim in good faith and with reasonable diligence, the Indemnified Party will not pay or settle the Claim. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of any Claim at any time if it irrevocably waives its right to indemnity under Section 10.01 with respect to such Claim.

(c) If the Indemnifying Party desires, or is required, to make the Indemnified Party whole, then the Indemnifying Party shall, within fourteen (14) days of receiving the Claim Notice, make an offer to settle the Claim to the Indemnified Party. The Indemnifying Party shall be liable for the full amount of any Claim to the full extent of the Indemnifying Party(s) indemnity obligation under this Section 10, plus interest at a Reasonable Commercial Rate.

(d) No party shall be entitled to indemnification hereunder for any Claim for any misrepresentation or any inaccuracy in or breach of any representation or warranty set forth in this Agreement or in any of the Transaction Documents for which a Claim Notice is not given during the Indemnified Period.

(e) If an Indemnifying Party does not agree to liability for or the amount of any Claim submitted to such party by any Indemnified Party, then the parties shall attempt to resolve such dispute through friendly negotiations. In the event the parties are unable to resolve such dispute through friendly negotiations, such dispute shall be resolved by arbitration in the manner set forth in Section 12.16. For all matters for which indemnity is available to any Person under this Section 10, the remedies provided in this Section 10 and in Section 12.16 shall be the exclusive remedies.

(f) Unless each party claims indemnification from the other, neither party will have any indemnification obligation with respect to the first $50,000 of Losses of either Indemnified Persons as a group unless the damages of such Indemnified Persons as a group equal or exceed such amount, in which case the Indemnifying Party’s obligations will include the entire amount of Losses.

Section 11. Termination

11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time after July 31, 2006, in the event that Closing has not taken place by that date, by either the Purchaser or any Seller upon written notice to the other; or

(b) at any time before the Closing, by the Sellers or the Purchaser, in the event (i) of a material breach hereof by any non-terminating party if such non-terminating party fails to cure such breach within seven (7) Business Days following notification thereof by the terminating party or (ii) upon notice to the non-terminating party by the terminating party that the satisfaction of any material condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a material breach hereof by the terminating party (but not otherwise).

11.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to the indemnifications in Section 10, expenses in Section 12.02, and confidentiality in Section 12.12 shall continue to apply following any such termination.

Section 12. Miscellaneous

12.01 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and be delivered by FedEx, courier or fax to each party as follows:

If to the Sellers, or to the Company, to:

DB Professionals, Inc.

P.O. Box 3678

Portland, OR 97208

Attn: Shankar Viswanathan, President

Fax: 503.226.6786

With a copy to

Scott C. Wyse

Meyer & Wyse LLP

621 S.W. Morrison Street, Suite 1300

Portland, OR 97205

Fax: 503.273.9135

If to the Purchaser, to:

CDC Business Solutions Corporation

c/o Ross Systems IncTwo Concourse Parkway

Suite 800

Atlanta, GA 30328

USA

Attn: Legal Department/ Verome Johnston

Fax: 011-852-2237-7227

All such notices, requests, demands, consents, instructions or other communications shall be effective: (a) when sent by Federal Express or other overnight service of recognized standing, on the second business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

12.02 Expenses. Each of Sellers (and not the Company) shall pay for each of their costs and expenses relating to the negotiation, execution, and closing of this Agreement and the transactions contemplated hereby. The Purchaser (and not the Company) shall pay for its costs and expenses relating to the negotiation, execution, and closing of this Agreement and the transactions contemplated hereby.

12.03 Public Announcements. Subject to the subsequent sentences, at all times at or before the Closing, each Seller, the Company and the Purchaser shall not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or by any Court of competent jurisdiction or governmental or regulatory body in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.

12.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

12.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

12.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 10.

12.07 Assignment; Binding Effect. Subject always to the subsequent sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. At any time after the execution of this Agreement, the Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Section 10) to another affiliate of CDC Corporation provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

12.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without giving effect to the conflicts of laws principles thereof.

12.10 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought against any of the parties in the courts of the State of Oregon and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.12 Confidentiality. Each party hereto will hold, and will use its reasonable endeavors to cause its Affiliates to hold, in strict confidence from any Person (other than any such Affiliate, unless: (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law; or (ii) disclosed in any action, suit, proceeding, inquiry, investigation either before or brought by Governmental or Regulatory Authority or otherwise, brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the terms and conditions of this Agreement except to the extent that such documents or information can be shown to have been: (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party; or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto shall, and shall cause its Affiliates to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information.

12.13 Exercise of Rights. A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Agreement.

12.14 Further Assurances. Each party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it (including, without limitation, the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

12.15 Rule of Construction. As each of the parties has reviewed this Agreement and has had the opportunity to make revisions, the parties agree that any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not apply in the interpretation of this Agreement or any of the Transaction Documents.

12.16 Arbitration Required. Any dispute or claim required by Section 10 of this Agreement to be resolved by arbitration, shall be resolved by arbitration conducted in the state of Oregon in accordance with the then effective arbitration rules of (and by filing a claim with) the American Arbitration Association, and judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.

12.17 Entire Agreement. This Agreement and the Transaction Documents contain the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreements, representations, and warranties, written or oral, with respect to the same subject matter.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written

CDC BUSINESS SOLUTIONS CORPORATION

By:	/s/ Verome M. Johnston
Name:	Verome M. Johnston
Title:	VP/CFO

DB PROFESSIONALS, INC.

By:	/s/ Shankar Viswanathan
Name:	Shankar Viswanathan
Title:	CEO

SHANKAR VISWANATHAN

/s/ Shankar Viswanathan

PRABHA ANANTHANARAYANA

/s/ Prabha Ananthanarayana